Money4Gold Announces LOI to Acquire Office Products Recycling Associates

Taking More Aggressive Path to Diversify

Fort Lauderdale, Fla. May 7, 2010, Money4Gold Holdings, Inc. (OTC Bulletin Board: MFGD), an emerging global leader in direct-from-consumer, reverse logistics specializing in the procurement and liquidation of precious metals, today announced that it has signed a Letter of Intent to acquire Kansas City, MO-based Office Products Recycling Associates (OPRA), a 15-year-old recycler of cell phones, smart phones, inkjet printer cartridges and toners.  OPRA has an extensive business-to-business model as well as consumer model, which will increase Money4Gold’s customer, channel and product footprint.

“Pursuing this acquisition is one of the aggressive actions we are taking, in light of the recent volatility and softness in our traditional precious metals/direct response business,” said Doug Feirstein, MFGD’s chief executive officer.

MFGD had recently said it was rolling out a diversification strategy to include a direct response program for customers to recycle cell phones and smart phones through its network, but this proposed acquisition will move the combined company forward more quickly than either company could have developed new products and sales channels on its own, the companies said.

“We have experienced a downturn in the direct response precious metals business in the past few weeks, as have others in the industry,” said Doug Feirstein, chief executive officer of Money4Gold. “We have quickly evaluated our marketing and advertising programs and have made adjustments to improve their response rates. However, due to the current uncertainties, we caution investors not to rely on previous guidance given by the company, relating to its growth and revenue prospects in 2010.

“In the meantime, we have taken several important steps to cut our costs and expenses, including reducing our media spend in non-performing areas, deferring executive salaries and reducing our workforce,” he said.  “We believe this acquisition will enable us to significantly diversify our product offerings, sales channels and customer base in the near-term, substantially increasing our prospects for growth and profitability this year and beyond.”

“I am excited about the opportunities for our merged companies, and am looking forward to working together as a member of the combined team,” said Tom Cameron, founder and CEO of OPRA.  “OPRA has been growing revenue and profitability on its own, but we believe this combination will create opportunity for accelerated growth, and we look forward to entering new markets and channels as a stronger player in the quarters to come.”

“We expect this acquisition by MFGD to include cash and stock,” Mr. Feirstein said.  “The details are being worked through, and both parties are eager to conclude this deal as quickly as possible.”

Also the company disclosed that it intends to change its name to Upstream Worldwide, Inc. as soon as possible. It has already received shareholder approval and needs to clear the name change with FINRA.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, but not limited to the completion of the OPRA acquisition and post-acquisition growth. Additionally, words such as “seek,” “intend,” “believe,” “plan,” “estimate,” “expect,” “anticipate” and other similar expressions are forward-looking statements within the meaning of the Act. Some or all of the events or results anticipated by these forward-looking statements may not occur. These forward-looking statements are subject to many risks and uncertainties that could cause actual results to differ materially from those projected. Specific factors that may cause results to differ include, but are not limited to the ability of MFGD and OPRA to agree upon all terms and execute a definitive Agreement and Employment Agreement for OPRA’s Chief Executive Officer, the ability to integrate the acquisition and the condition of the global and U.S. capital markets which may affect MFGD’s ability to raise the capital needed to complete the acquisition.   Other risks and uncertainties are described in more detail in MFGD's reports including, but not limited to, its filings with the Securities and Exchange Commission. MFGD assumes no obligation to update the forward-looking statements included in this press release.

About Money4Gold Holdings, Inc.

Money4Gold is a direct-from-consumer reverse logistics company currently specializing in the procurement of precious metals. The company utilizes direct-to-consumer advertising to solicit individuals interested in liquidating unwanted items. Through its global platform the company facilitates an end-to-end consumer solution, from acquisition through liquidation. With Money4Gold's consumer websites, including: www.sobredeoro.com, www.Dollars4Gold.ca, www.MyGoldEnvelope.com, www.money4golduk.com, and www.eurofuergold.de, the company strives to provide the most convenient, efficient and secure method for individuals to liquidate and recycle items containing precious metals. For more corporate information, please visit www.Money4Gold.com.

Contact:
Deborah Stapleton
Stapleton Communications
650.470.0200
Deborah@stapleton.com